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                                                                   Exhibit 10.20

                           SERVICE PROVISION AGREEMENT

BETWEEN THE UNDERSIGNED:

QUIKSILVER, INC., a corporation organized under the laws of the State of Delaware, United States of America, with corporate head offices at 15202 Graham Street Huntington Beach, California, United States of America, represented by Mr. Bernard Mariette, acting in his capacity as President,

                                                     THE PARTY OF THE FIRST PART

AND

SERVICES EXPANSION INTERNATIONAL, a French limited partnership with shares [societe en commandite par actions] with capital of 9,850,000 euros, having corporate head offices at Voiron (38500) - lieudit "le Menon," registered with the Grenoble Trade and Corporate Registry under number ________, represented by Mr. Laurent BOIX-VIVES, acting in his capacity as manager, hereinafter referred to as "SEI"

                                                    THE PARTY OF THE SECOND PART

IN THE PRESENCE OF:

MR. LAURENT BOIX-VIVES, born August 30, 1926 at Brides les Bains (73570), residing at 1, Boulevard du Marechal Joffre, 38000 Grenoble,

MRS. JEANNINE BOIX-VIVES, born December 25, 1927 at Montbonnot (38330), residing at 1, Boulevard du Marechal Joffre, 38000 Grenoble,

MRS. CHRISTINE SIMON, born January 23, 1964 at Grenoble, residing at 1, Boulevard du Marechal Joffre, 38000 Grenoble,

MRS. SYLVIE BERNARD, born January 23, 1964 at Grenoble, residing at 1, Boulevard du Marechal Joffre, 38000 Grenoble,

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PREAMBLE

The Quiksilver Group specializes in designing and distributing ski clothing and accessories. Quiksilver, Inc. (hereinafter "Quiksilver") has just acquired control of Skis Rossignol SA and its subsidiaries (hereinafter referred to as "Rossignol").

Within the framework of managing and developing the new group's activities and defining and implementing a growth strategy, Quiksilver seeks to increase its knowledge of the Rossignol group and the sector of activity in which it operates, with a view to performing its activities in a safe and ongoing fashion.

As Chairman and majority shareholder of the Rossignol group for many years, Mr. BOIX-VIVES has specific skills and experience in the area of skiing, and complete knowledge of the economic, athletic, and related environments linked to the various activities in which the Rossignol group is active.

Mr. BOIX-VIVES also has complete knowledge of the history, organization, and activities of the Rossignol group. He is, moreover, the natural representative of the Rossignol group brands to the outside world and to the entire industry, of which he is a singular witness from the standpoint of world skiing history over the past fifty years, having developed this knowledge beginning with a small company of a dozen individuals.

Given the specific nature of Rossignol's activities and the fact that Quiksilver seeks knowledge from persons highly specialized in this area, it appeared necessary, within the framework of a service provision agreement dated April 12, 2005, that it resort to the services of Mr. BOIX-VIVES and his family as independent consultants.

Under this agreement, Mr. BOIX-VIVES may be assisted in his advisory role by parties who have also contributed with him to developing the ROSSIGNOL group, specifically his wife, Jeannine BOIX-VIVES, and their two daughters, Christine SIMON and Sylvie BERNARD (hereinafter the "Team"), who have already held seats on several Administrative Councils of Rossignol group corporations in France and abroad for many years, and who share his know-how and knowledge of the sports world, and specifically that of downhill skiing.

It has also been expressly agreed between the parties that Mr. BOIX-VIVES and his Team may be replaced, for purposes of executing the agreement, by a corporation, of which they would hold all the capital and voting rights, and which would assume all the rights and obligations of Mr. BOIX-VIVES and his Team under the agreement of April 12, 2005.

As Mr. BOIX-VIVES and his Team have organized the corporation SEI, Quiksilver has resolved to enter into this service provision agreement with SEI to assume the commitments contained in the agreement of 12 April 2005, the provisions of which have been cancelled and replaced by the provisions of this agreement.


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THE PARTIES HAVE ORDERED AND AGREED TO THE FOLLOWING:

ARTICLE 1 - PURPOSE OF THE CONTRACT AND SERVICES

The purpose of this agreement is to set the terms and conditions by which SEI will provide Quiksilver and the new group advice and services in the area of the associated group's development strategy, organization, marketing, promotion, and/or communications.

For the entire duration of this agreement, SEI will provide advice in accordance with the needs expressed by Quiksilver in the aforementioned area, to fulfill the Rossignol group's development objectives.

Specifically, at a simple request by Quiksilver, SEI undertakes to provide or cause to provide the following services:

     - be the ambassador for the Rossignol, Dynastar, Lange, and Look brands in France as well as abroad, if necessary on the occasion of major ski competitions (world championships, Olympic Games), to the press, distribution networks, governments, institutions, and more generally any agency in its relations with the group.

     - together with the Group's representatives, assist the group in communications to the French media, as needed, and relay such messages as the parties have agreed to in advance.

     - advise the Quiksilver group on methods of integrating the Rossignol teams within the Quiksilver group, as needed, resorting to specialized professionals known to the Team consisting of Mr. Laurent BOIX-VIVES, and more generally integrating the two groups' cultures.

     - advise the Quiksilver group to the extent of its capacities or those of Mr. BOIX-VIVES and his Team, on any aspects concerning mountains, snow, and related sports and athletics, from a marketing, sales, or promotional standpoint.

SEI will also be responsible for specific assignments involving advice and representation in relation to:

     -    the Turin Winter Olympic Games in 2006,

     -    the Rossignol brand centennial in 2007,

     -    the Val d'Isere World Championships in 2009.

The conditions for SEI's actual participation in preparing these events will be decided by mutual agreement between the parties.


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For illustrative purposes, these services might represent the equivalent of 100 days of assignment per year by Mr. BOIX-VIVES and his Team, evaluated over the total duration of the application of this agreement.

ARTICLE 2 - SEI'S OBLIGATIONS

2.1 LEGAL AND REGULATORY OBLIGATIONS

SEI undertakes to fulfill all its social, tax, and legal obligations. It will have as initial employees Mr. BOIX-VIVES and the members of his Team, whose capacity he undertakes to justify to Quiksilver upon simple request by Quiksilver, by producing employment contracts and a complete set of payroll sheets for Mr. BOIX-VIVES and the members of his Team.

2.2 OBLIGATIONS IN EXECUTING THE SERVICES

SEI undertakes to contribute all its knowledge and skills needed to provide the services for the entire duration of the agreement.

ARTICLE 3 - ORGANIZATION OF THE WORK

SEI will offer its advice with complete freedom and independence. It assumes full responsibility both for executing its services and for organizing its work. Specifically, Mr. BOIX-VIVES and his Team will remain free in terms of travel and schedules, with no control being applied to the organization of their time or travel.

All consultants or employees collaborating with Mr. BOIX-VIVES and specifically the members of his Team are considered employees of SEI and will not under any circumstances be considered as employees, agents, or subcontractors of Quiksilver.

Within the framework of the services they are to provide, Mr. BOIX-VIVES and his Team may perform their work at the offices of SEI or, by agreement with Quiksilver, at the group's current site as described in the attached plan. Henceforth, it is agreed that Quiksilver will provide to SEI a full-time assistant (whose name appears in Appendix 1), as well as the services of a car with driver (whose name appears in Appendix 1) for purposes of their assignments for Quiksilver, all as defined in the conditions set forth in Appendix 1.

SEI undertakes to provide the advisory services under this agreement by offering or taking all reasonable measures to protect Rossignol's interests, in accordance with what Rossignol is reasonably entitled to expect in view of the history of Mr. BOIX-VIVES and the members of his Team within the Rossignol group.


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SEI may not take any position on behalf of Quiksilver or Rossignol, unless it has first received Quiksilver's consent and the position has been discussed in advance and approved by Quiksilver.

SEI undertakes to report to the representative appointed by Quiksilver on the progress of the advisory services that have been specifically requested and accepted.

ARTICLE 4 - FEES - EXPENSES

As payment for the services provided under this agreement, SEI will receive fees, the lump-sum amount of which is set at 85,000 euros net of taxes per month for the first three years of this agreement, and 35,000 euros net of taxes per month for the following two years.

The fees include administrative expenses intended to cover operating expenses such as communications, information technology, office (computers, secretary, photocopies, faxes, etc.).

SEI will separately invoice Quiksilver for lodging and travel expenses it might incur in performing its assignments.

These expenses will be settled monthly, upon presentation of invoices.

Quiksilver, however, will only reimburse costs and expenses:

     -    reasonably and actually incurred in providing the services

     -    based on actual expenses,

     -    duly justified, as applicable.

The lump-sum fees agreed to above will be invoiced monthly. They will be covered by invoices sent to Quiksilver Inc.

All payments will be made upon receipt of invoice, which must be accompanied by any corresponding expense documentation.

Payment will be denominated in euros, and made by bank transfer.

SEI will assume responsibility for compensating Mr. BOIX-VIVES and the Team members, including any charges and taxes as may apply, which is included in the amount specified above.

ARTICLE 5 - CONFIDENTIALITY

SEI undertakes to treat as strictly confidential, and it undertakes to ensure that Mr. BOIX-VIVES and his Team treat as strictly confidential, for the entire duration and after the end of this agreement, any information that it or they might learn during execution of the services rendered by SEI under this agreement.


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Under this agreement, the following information is considered confidential:

(i) any information, of any kind, form, or format whatsoever, oral or written, that is not in the public domain, specifically including e-mails, faxes, drawings, listings, software, digital copies of documents, terms and conditions, data, graphics, audio recordings and/or reproductions of images, or digital information, of which SEI may learn when executing the advisory services and involving either Quiksilver or one of its subsidiaries, or more generally their organization or strategic, financial, legal, commercial, or other policy, including, but not limited to, the negotiation of commercial or partnership agreements;

(ii) any service, advice, or document given or transmitted by SEI within the framework of this agreement;

(iii) the existence, content, nature, progress, and evolution of the group's plans;

(iv) the terms of this agreement.

This confidentiality agreement will not apply to parties to confidential information that (i) is in the public domain or falls therein subsequently, other than through a violation of this agreement by SEI, (ii) which SEI possessed on a non-confidential basis, or (iii) which, after the date of this agreement, was legitimately received from a third party, without restriction as to disclosure, with such third party not being, to SEI's knowledge, bound by any confidentiality obligation to Quiksilver with regard to such information.

SEI undertakes to not use the confidential information for purposes other than for executing the advisory services, without Quiksilver's prior written consent.

Upon expiration of this agreement and at Quiksilver's request, the confidential information and all copies thereof must be immediately returned within thirty
(30) days after Quiksilver's request.

ARTICLE 6 - PROTECTION AND RETURN OF DOCUMENTS

SEI undertakes to safeguard all documents provided to it within the framework of this agreement and to not disclose their contents to any third parties.

ARTICLE 7 - OWNERSHIP AND COPYRIGHT

SEI expressly undertakes to not use for its own purposes, nor to sell, the products created within the framework of this agreement, such as reports, data, information, and other documents.


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ARTICLE 8 - CONSULTANT LIABILITY AND INSURANCE

In executing this agreement, SEI must demonstrate all professional diligence and attention.

SEI assumes responsibility for any harmful consequences as may result from actions, omissions, defects, errors, failures, and negligence it might commit under this agreement. The coverage of all risks relating thereto will be its responsibility.

Consequently, insurance policies must be underwritten, through third parties, at its expense, that are sufficient, solvent, and necessary as to cover its civil and professional liability. Such insurance must remain in force for the entire duration of this agreement.

Copies or other satisfactory evidence of this insurance must be provided to Quiksilver upon simple request.

Subject to current laws, Quiksilver is authorized to use any information or document produced by SEI during execution of this agreement, in any way it deems appropriate.

SEI consequently expressly authorizes Quiksilver to use, cause to use, alter, modify, or reproduce this information, in accordance with the law and internal practice. In case of external use or disclosure, Quiksilver must delete any mention of the name or advice of Mr. BOIX-VIVES and his Team or SEI, or obtain their express prior consent.

ARTICLE 9 - DURATION / EXTENSION

This agreement will take force on November 1, 2005 for a period of 5 years (five years), expiring October 31, 2010. Any extension beyond that term must necessarily be subject to a written agreement between the parties.

ARTICLE 10 - CANCELLATION

If either party demonstrates a repeated and significant breach of its contractual obligations, the other party may cancel this agreement, effective thirty (30) days after formal notification by the non-defaulting party by registered letter with return receipt, if such failure is not remedied during that period.

ARTICLE 11 - ASSIGNMENT

Notwithstanding the case mentioned in the preamble, neither party may assign, transfer, or in any way whatsoever dispose of its rights and obligations under this agreement, without the other party's prior agreement.


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ARTICLE 12 - SUNDRY PROVISIONS

French law will apply for any litigation arising from this agreement.

The provisions of this agreement express the entire agreement entered into between the parties concerning the services it covers. They cancel any prior proposal and/or agreement, both written or verbal, relating to the contractual relations between the parties. They may only be changed by means of a written addendum.

Mr. Laurent BOIX-VIVES and the members of his Team jointly and severally guarantee compliance by SEI with all the obligations incumbent upon them under this agreement.

In case of litigation arising from the application of this agreement, and absent an amicable solution, the parties assign jurisdiction to the Paris Commercial Tribunal.

Issued in Lyon on _____________ 2005,
in five (5) copies.


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FOR QUIKSILVER, INC.
by Mr. Bernard Mariette


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FOR SEI
MR. LAURENT BOIX-VIVES


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MR. LAURENT BOIX-VIVES


-------------------------------------
MRS. JEANNINE BOIX-VIVES


-------------------------------------
MRS. CHRISTINE SIMON


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MRS. SYLVIE BERNARD


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